PETROLEUM, NATURAL GAS AND RELATED RIGHTS CONVEYANCE

THIS AGREEMENT MADE this 18th day of September, 2008.

BETWEEN:

Nation Energy Inc.,
A body corporate having an office and carrying on business
in the City of Vancouver, in the Province of British Columbia
("Nation")

- and -

Netco Energy Inc.,
A body corporate having an office and carrying on business
in the City of Vancouver, in the Province of British Columbia
("Netco")

(Nation and Netco hereinafter referred to as “Vendor”)

- and -

EnCana Oil & Gas Partnership,
a general partnership, having an office in the
City of Calgary, in the Province of Alberta
(hereinafter referred to as "Purchaser")

     NOW THEREFORE in consideration of the premises and the mutual covenants, warranties, representations, agreements and payments herein set forth and provided for, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	In this Agreement, including the recitals and Schedules the words and phrases set forth below shall have the meaning ascribed thereto below, namely:

	(a)	"Assets" means the Petroleum and Natural Gas Rights underlying the Lands, granted by the title documents including without limitation, the Tangibles and the Miscellaneous Interests;

	(b)	"Closing" means the transfer by Vendor to Purchaser of the Assets and the payment by Purchaser to Vendor of the purchase consideration therefore and the completion of all matters incidental thereto;

	(c)	"Closing Time" means 2:00 p.m. local time at Calgary, Alberta, on September 30, 2008 or such other date as mutually agreed by Vendor and Purchaser;

	(d)	"Effective Time" means 8:01 a.m. local time at Calgary, Alberta on June 1, 2008;

	(e)	“Environmental Damages” has the meaning given thereto in Article 9.1;

(f)

“Facilities” means the facilities set forth and described in Schedule “B” and used or useful in the production, processing, transmission or treatment of Petroleum Substances, including, without limitation, pipelines, flow lines, dehydrators, gathering systems, batteries, and plants;

(g)

"Lands" means the lands set forth and described in Schedule "A" and includes the Petroleum Substances within, upon or under such lands, together with the right to explore for and recover same insofar as such are granted by Leases to such lands;

(h)

"Leases" means collectively the leases, reservations, permits, licenses or other documents of title by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances underlying all or any part of the Lands and any lands with which the Lands may be pooled or unitized and any document of title issued in substitution for amendment of or in addition to any of them;

(i)

"Miscellaneous Interests" means the interest of Vendor in and to all property, assets and rights, other than Petroleum and Natural Gas Rights and Tangibles, to the extent they pertain to the Petroleum and Natural Gas Rights, the Lands, the Leases or the Tangibles and to which Vendor is entitled at the Effective Time, including, but not in limitation of the generality of the foregoing, the entire interest of Vendor in:

(i)

all contracts, agreements, documents, production sales contracts, books and records of Vendor, relating to the Petroleum and Natural Gas Rights, the Lands or any lands with which the Lands have been pooled or unitized, or the Tangibles and any and all rights in relation thereto excluding any of the foregoing that pertain to seismic, geological or geophysical matters, Vendor’s tax and financial records and economic evaluation;

(ii)

all subsisting rights to enter upon, use and occupy the surface of any of the Lands or any lands with which the same have been pooled or unitized and any Lands upon which the Tangibles are located or any lands which are used to gain access to any of the foregoing; and

	(iii)	the Wells, including the existing wellbores and downhole casing related thereto.

(j)

“Nation Payable” means the amounts owed by Nation to EnCana, as successor in interest to Olympia, pursuant to a Participation Agreement dated November 21, 2001 between Nation Energy Inc. and Olympia Energy Inc. and further defined in Schedule “E”;

(k)	"Permitted Encumbrances" means:

	(i)	any encumbrances, overriding royalties, reduction in interest and other burdens identified in Schedule “A”;

(ii)

easements, rights of way, servitudes or other similar rights in land including, without limiting the generality of the foregoing, rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables;

(iii)

the right reserved to or vested in any government or other public authority by the term of any Lease or by any statutory provision to terminate any Leases or to require annual or other periodic payments as a condition of the continuance thereof;

(iv)

taxes on Petroleum Substances or the income or revenue therefrom and governmental requirements as to production rates on the operations of any property or otherwise affecting the value of any property;

	(v)	contracts for the sale of Petroleum Substances comprising part of the Assets as identified in Schedule “C”;

	(vi)	the terms and conditions of the Leases;

(vii)

rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of any governmental authority;

(viii)

undetermined or inchoate liens incurred or created as security in favour of the person conducting the operation of any of the Assets for Vendor’s proportion of the costs and expenses of such operations which costs and expenses are not delinquent as of the Closing Time;

	(ix)	the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the Lands or interests therein and statutory exceptions to title;

	(x)	agreements and plans relating to pooling or unitization;

	(xi)	provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations; and

(xii)

liens granted in the ordinary course of business to a public utility, municipality or governmental authority in connection with operations conducted with respect to the Assets for which payment is not due.

(l)	"Petroleum and Natural Gas Rights" means the entire interests of Vendor in and to the Leases and the Lands, including without limitation, the interests set out in Schedule “A”;

(m)	“Petroleum Substances” means petroleum, natural gas and related hydrocarbons and all substances associated therewith or any of them insofar as the same are granted by the Leases;

(n)	"Place of Closing" means the offices of Vendor;

(o)

"Take or Pay Obligations" means the outstanding obligations of Vendor arising in connection with payments made to Vendor, or its predecessors in interest, under or in respect of gas purchase contracts or other contracts for the sale of Petroleum Substances, which payments were made in lieu of or in consequence of the buyers under such contracts not taking delivery of Petroleum Substances or in consideration of future deliveries of Petroleum Substances and which obligations include obligations to deliver Petroleum Substances after the Effective Time or to repay such payments after the Effective Time;

(p)

"Tangibles" means the Facilities and any and all tangible depreciable property and assets other than the Facilities which are located within or upon the Lands and which are used or are intended to be used to produce, process, gather, treat, measure, make marketable or inject Petroleum Substances or any of them or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights, including without limitation any and all buildings, production equipment, pipeline connections, meters, generators, motors, compressors, treaters, dehydrators, scrubbers, separators, pumps, tanks, boilers and communication equipment; and

(q)

"Wells" means all wells located on the Lands or on lands with which the Lands have been pooled or unitized including well bore and all equipment appurtenant thereto and including without limitation those Wells, all as set forth in Schedule "A" under the heading “Wells”.

1.2	Appended hereto is:

Schedule "A" Description of Lands, Leases, Vendor's Interests, Encumbrances and

Wells

Schedule “B” Facilities

Schedule “C” Land Dedication Agreements, Transportation Agreements and Production Sale Contracts

Schedule "D" Authorization for Expenditures

Schedule “E” Nation Payable Assignment

The Schedules hereto are incorporated into and made part of this Agreement by this reference as fully as though contained in the body of this Agreement.

1.3	The headings of Articles herein are inserted for convenience or reference only and shall not affect or be considered to affect the construction of the provisions hereof.

ARTICLE 2
CONVEYANCE

2.1

Vendor does hereby sell, assign, transfer, convey and set over unto Purchaser, its entire right, title, estate and interest in and to the Assets on the terms and conditions set forth in this Agreement effective as of the Closing Time, and Purchaser hereby purchases and accepts directly from Vendor the Assets, to have and to hold the same together with all benefits and advantages to be derived therefrom, absolutely, subject to the terms and conditions of the Leases and any other agreements relating thereto.

ARTICLE 3
PRICE

3.1

Subject to adjustment as herein provided for, the Purchase Price to be paid by Purchaser to Vendor for the Assets shall be the sum of $1,600,000.00 (the "Purchase Price") which sum shall be paid by Purchaser to Vendor immediately upon execution of this Agreement by cheque or bank draft. Nation’s GST registration number is 100272806 RT, Netco’s GST registration number is 897814661 RT and Purchaser’s GST registration number is 896761046 RT.

3.2	The Purchase Price shall be allocated amongst the Assets as follows:

		Nation Share	Netco Share

(a)	Petroleum and Natural Gas Rights	$657,000.00	$303,000.00
(b)	Tangibles	$437,999.00	$201,999.00
(c)	Miscellaneous Interests	$1.00	$1.00
(d)	Tax	$21,899.95	$10,099.95

	TOTAL	$1,116,899.95	$515,099.95

3.3	No Interest shall accrue on the Purchase Price.

3.4	The outstanding Nation Payable, as further defined in Schedule “E”, shall be terminated as part of the consideration paid to the Vendor.

ARTICLE 4
CLOSING TIME AND PLACE

4.1	Closing shall take place at the Place of Closing at the Closing Time.

ARTICLE 5
RENTALS

5.1

Rentals, lease payments, related taxes and any similar payments made by Vendor to preserve any of the Leases shall not be apportioned between Vendor and Purchaser. After Closing all rentals and similar payments required to preserve any of the Leases which relate to the Lands shall be paid by Purchaser.

ARTICLE 6
ADJUSTMENTS

6.1

All benefits and obligations of every kind and nature accruing, payable, paid, received or Payable with respect to the Assets (including, without limitation, maintenance, development, capital and operating costs, advances, proceeds from the sale of production, accounts receivable and incentives accruing pursuant to the Regulations) shall be apportioned between Purchaser and Vendor, as of the Effective Time, in accordance with generally accepted accounting principles, subject to the provisions of this Agreement, including without limitation, Article 9. All costs of whatever nature pertaining to work performed or to be performed or goods or services provided with respect to the Assets prior to Effective Time shall be borne by Vendor, notwithstanding that such costs may be due and payable in whole or in part after Effective Time.

6.2	Petroleum Substances which were produced, but not sold as of the Effective Time shall be credited to Vendor.

6.3

An interim accounting and adjustment shall be conducted for Closing, based on Vendor’s and Purchaser’s good faith estimate of all adjustments to be made for the transactions herein pursuant to this Article, and a final accounting and adjustment shall be conducted within 90 days of the Closing Time. The Parties shall not be obligated to make any adjustments after such 90 day period unless such adjustment has been specifically requested, by notice, within such period. All adjustments shall be settled by payment by the party required to make payment hereunder within 15 days of being notified of the determination of the amount owing.

6.4

During the 90 day period following the Closing Time, Purchaser may audit the books, records and accounts of Vendor respecting the Assets, for the purpose of effecting adjustments pursuant to this Article. Such audit shall be conducted upon reasonable notice to Vendor at Vendor’s offices during Vendor’s normal business hours, and shall be conducted at the sole expense of Purchaser. Any claims of discrepancies disclosed by such audit shall be made in writing to Vendor within 60 days following the completion of such audit, and Vendor shall respond in writing to any claims of discrepancies within 90 days of the receipt of such claims. To the extent that the Parties are unable to resolve any outstanding claims of discrepancies disclosed by such audit within 60 days of Vendor’s response thereto, then such party may serve the other party written notice that it wishes such matter referred to arbitration.

6.5

No adjustment shall be made pursuant to this Article 6 more than 12 months after the Closing Time, except for adjustments arising from crown royalty audits or, joint venture audits, provided that written notice in respect of any such adjustment is promptly served by the party requesting an adjustment upon the other party hereto.

6.6

At any time in the next 4 years, should Purchaser require an audited operating statement with respect to the Assets, pursuant to Securities Act disclosure requirements, for a period during which the Assets were owned by Vendor, Vendor shall provide access to the records of Vendor relevant to preparation of such an operating statement during such period. Such access shall be provided by Vendor to an independent auditing firm selected by Purchaser subject to the entering by the auditing firm of a confidentiality agreement reasonably required by Vendor. Vendor shall not be required to provide direct access to Vendor's records to Purchaser or any employees, consultants or other representatives of Purchaser. If the independent auditors require the assistance of Vendor's personnel to find, collect or interpret the necessary information from Vendor's records, Vendor shall cause such assistance to be provided and Purchaser shall pay reasonable hourly costs to Vendor as compensation for the time devoted by such personnel.

ARTICLE 7
VENDOR'S REPRESENTATIONS

7.1	Subject in all cases to Permitted Encumbrances the Vendor hereby represents, warrants and covenants to and with Purchaser that:

(a)

Vendor is a general partnership or a body corporate, duly organized and validly existing under the laws of its jurisdiction of formation, and duly registered and authorized to carry on business in the jurisdiction(s) in which the Lands are located;

	(b)	Vendor has all requisite power and authority to enter into this Agreement and to perform Vendor's obligations under this Agreement;

(c)

the execution and delivery of this Agreement and each and every agreement or document to be executed and delivered hereunder and the consummation of the transactions contemplated herein will not violate, nor be in conflict with, any provision of any agreement or instrument to which Vendor is a party or is bound, or any judgement, decree, order, statute, rule or regulation applicable to Vendor or of the constating documents or by-laws of Vendor;

(d)

Vendor does not warrant title to the Assets but does represent and warrant that it has done no act or thing, nor is aware of any act or thing having been done, whereby any of its interest in and to the Assets may be reduced, cancelled or determined, nor has it encumbered or alienated the Assets or any interest therein, other than those more specifically set out as encumbrances in Schedule "A";

(e)

subject to the rents, covenants, conditions and stipulations in the Leases and any agreements pertaining to the Assets and on the lessee's or holder's part thereunder to be paid, performed and observed, Purchaser may enter into and upon, hold and enjoy the Assets for the residue of their respective terms and all renewals or extensions thereof for Purchaser's own use and benefit without any interruption of or by Vendor or any other person whomsoever claiming or to claim by, through or under Vendor, and Vendor binds itself to warrant and defend all and singular the Assets against all persons whomsoever claiming or to claim the same or any part thereof or any interest therein by, through or under Vendor;

(f)

this Agreement has been duly executed and delivered by Vendor and all documents required hereunder to be executed and delivered by Vendor have been duly executed and delivered and this Agreement and such documents constitute legal, valid and binding obligations of Vendor enforceable in accordance with their respective terms;

(g)	Vendor has not incurred any obligation or liability contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Purchaser shall have any obligation or liability;

(h)	Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

(i)	to the best of Vendor’s information, Vendor is in good standing under all material agreements and instruments having application to the Assets to which Vendor is a party or is bound;

(j)

to the best of Vendor's information, there are no claims, proceedings, actions or lawsuits in existence, threatened or asserted against or with respect to the Assets or the interests of Vendor therein which would have material adverse effect on the Assets or the value thereof;

(k)

all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Petroleum Substances from the Lands or the receipt of proceeds therefrom payable by it to the Closing Time and for all prior years have been properly paid and discharged;

(l)	other than as set forth in Schedule "D" there are no AFE's received by Vendor with respect to the Assets where the obligation of Vendor is greater than $10,000.00;

(m)

to the best of Vendor's information, the Wells have been drilled and, if completed, completed and operated in accordance with good oil and gas industry practices and in compliance with all applicable rules and regulations;

(n)	the interests of Vendor in the Wells are not presently subject to independent operations penalties due to the failure of Vendor to participate in an independent operation;

(o)

except as otherwise expressly noted in Schedule "A", the Assets are not subject to reduction by virtue of the conversion or other alteration of the interest of any third party under existing agreements created by, through or under Vendor;

(p)

other than as set forth in Schedule "C" there are no production sales agreements under which Vendor, or any party acting on its behalf, is obligated to sell or deliver to any party, any Petroleum Substances allocable to the Petroleum and Natural Gas Rights, except for agreements terminable by the seller without penalty on less than ninety (90) days' notice;;

(q)	there are no outstanding Take or Pay Obligations binding on the Assets;

(r)

no tangible depreciable property and assets which are used, were used or are intended to be used in producing, processing, gathering, treating, measuring, making marketable or injecting the Petroleum Substances or any of them or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights, has been removed from its location since the Effective Time, nor has Vendor alienated or encumbered any such tangible depreciable property and assets since such date;

(s)	Vendor has not received notice from any Third Party claiming an interest in and to the Assets adverse to the interest of Vendor and Vendor has no reason to believe that any such claim may be made;

(t)

Vendor has not received notice of default and is not, to the knowledge, information and belief of Vendor, in any default under any obligation, agreement, document, order, writ, injunction or decree of any court or of any commission or administrative agency, which might result in impairment or loss of the interest of Vendor in and to the Assets or which might otherwise adversely affect the Assets;

(u)

in respect of the Assets that are operated by Vendor, if any, Vendor holds all valid licenses, permits and similar rights and privileges that are required and necessary under applicable law to operate the Assets as presently operated;

(v)

the Tangibles operated by Vendor, if any, are in good and operable condition, reasonable wear and tear excepted, and the Tangibles operated by Third Parties, if any, are in good and operable condition, reasonable wear and tear excepted, to the knowledge, information and belief of Vendor;

(w)	Vendor is not aware of and has not received:

(i)

any orders or directives which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects; or

(ii)

any demand or notice issued with respect to the breach of any environmental, health or safety law applicable to the Assets, including without limitation, respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the date hereof; and

(x)

Vendor has made available to Purchaser all information in the possession of Vendor or to which Vendor has access relevant to environmental damage or contamination or other environmental problems pertaining to the Assets and any other agreements and documents to which the Assets are subject that are in possession of Vendor or to which Vendor has access.

Vendor makes no representations or warranties except as expressly set forth in this Article 7.1 and, in particular, and without limitation, Vendor hereby expressly negates any representation or warranties by it (except those contained hereto), whether contained in any information memorandum or otherwise, with respect to:

(a)	any data or information supplied by Vendor in connection therewith;

(b)	the quality, quantity or recoverability of Petroleum Substances within or under the Lands or any lands pooled therewith;

(c)	the value of the Assets or the future cash flow therefrom; and

(d)	the quality, condition, fitness or merchantability of any tangible depreciable equipment or property, interests in which are comprised in the Assets.

Except to the extent that it has relied upon the representations and warranties contained in Article 7.1, Purchaser acknowledges and confirms that it has performed its own due diligence and it has not relied on any data, information or advise from Vendor with respect to any or all of the matters specifically enumerated in this paragraph in connection with the purchase of the Assets pursuant hereto. In addition, Purchaser specifically acknowledges and confirms that in agreeing to enter into and to consummate the transactions contemplated herein, it has relied, and will continue to rely, upon its own engineering and other evaluations and projections as the same relate to the Assets and on its own inspection of all other physical property and assets which comprise the Assets.

ARTICLE 8
PURCHASER'S REPRESENTATIONS

8.1	Purchaser hereby represents, warrants and covenants to and with Vendor that:

(a)

Purchaser is a general partnership duly organized and validly existing under the laws of its jurisdiction of formation, and duly registered and authorized to carry on business in the jurisdiction(s) in which the Lands are located;

(b)

Purchaser has all requisite power and authority to enter into this Agreement and to purchase and pay for the Assets on the terms described herein and to perform its other obligations under this Agreement;

(c)

the execution and delivery of this Agreement and each and every agreement or document to be executed and delivered hereunder and the consummation of the transactions contemplated herein will not violate, nor be in conflict with, any provision of any agreement or instrument to which Purchaser is a party or is bound, or any judgement, decree, order, statute, rule or regulation applicable to Purchaser or of the constating documents or by-laws of Purchaser;

(d)

this Agreement has been duly executed and delivered by Purchaser and all documents required hereunder to be executed and delivered by Purchaser shall have been duly executed and delivered and this Agreement does, and such documents will, constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms;

(e)

Alberta Energy & Utilities Board (“AEUB”) will not reject the transfer by the Vendor to the Purchaser of any of the well licences held by Vendor pertaining to the Assets due to the Vendor failing the AEUB’s Licences Liability Rating criteria in effect.

(f)

Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Vendor shall have any obligation or liability; and

(g)	Purchaser is not a "non-Canadian person" within the meaning of the Investment Canada Act.

ARTICLE 9
INDEMNITY

9.1

Purchaser shall indemnify and hold Vendor harmless from all liabilities, losses, claims and damages (including those arising directly and indirectly, those comprising fees on a solicitor and client basis and future profits) to which Vendor may become subject both before and after the Effective Time relating to Environmental Damages, except for any claims which Purchaser may have for the breach of a representation or warranty made by Vendor pursuant to Article 7.1. It is acknowledged that Purchaser has been provided with the right and the opportunity to conduct due diligence investigations with respect to Environmental Damages.

“Environmental Damages” shall mean any of the following operations and/or circumstances, irrespective of whether or not that operation or circumstance occurred or was conducted before or after the Effective Time:

	(a)	surface, underground, air, groundwater and surface contamination;

	(b)	abandonment and site restoration conducted for any well;

	(c)	general restoration and reclamation;

	(d)	breach of, or failure to comply with any governmental requirements governing the ownership and operation of the Assets;

	(e)	removal or omission to remove any foundations, structures and equipment from and in the area of the Assets.

Purchaser acknowledges and agrees that it shall not be entitled to any rights or remedies under the common law, equity or statute pertaining to such Environmental Damages relative to Vendor including, without limitation, the right to name Vendor as a third party to any action commenced by any person against Purchaser and that it shall be solely and completely responsible for any and all losses (both direct and indirect), costs, claims, damages, expenses or liabilities (including future profits) relating to and arising out of Environmental Damages pertaining to the Assets. Nothing herein contained shall prejudice any claims or remedies that Vendor may have against Purchaser in relation to such claim or remedy outside this contract including rights and remedies under the common law or statute.

9.2

Purchaser acknowledges that it is acquiring the Assets on an “as is” basis, as of the Effective Date. Purchaser acknowledges that it is familiar with the condition of the Assets, including the past and present use of the Lands and the Tangibles, that Vendor has provided Purchaser with a reasonable opportunity to inspect the Assets at the sole cost, risk and expense of Purchaser (insofar as Vendor could reasonably provide such access) and that Purchaser is not relying upon any representation or warranty of Vendor as to the condition, environmental or otherwise, of the Assets, except as is specifically made pursuant to Article 7.1. Provided that Closing has occurred, Purchaser further agrees that, as of the Effective Date, it shall:

	i.	be solely liable and responsible for any and all losses, costs, damages and expenses which Vendor may suffer, sustain, pay or incur; and

ii.

indemnify and save Vendor and its directors, officers, servants, agents and employees harmless from any and all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by Vendor, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with any liabilities pertaining to the Environmental Damages for the Assets, including, without limitation, damage from or removal of hazardous or toxic substances, clean-up, well abandonment and reclamation. Purchaser shall be solely responsible for all environmental liabilities respecting the Lands, the abandonment of all wells on the Lands and the reclamation of the Lands as between Vendor and Purchaser, and hereby releases Vendor from any claims Purchaser may have against Vendor with respect to all such liabilities and responsibilities, except for any claims which Purchaser may have for the breach of a representation or warranty made by Vendor pursuant to Article 7.1.

ARTICLE 10
NO MERGER AND SURVIVAL

10.1

The covenants, representations and warranties set forth in Articles 7 and 8 shall be deemed to apply to all assignments, conveyances, transfers and documents conveying any of the Assets from Vendor to Purchaser and there shall not be any merger of any covenant, representation or warranty in such assignments, transfers or documents notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived.

10.2

Notwithstanding anything to the contrary herein expressed or implied, it is expressly agreed and understood that the covenants, representations and warranties set forth in Articles 7 and 8 are true on the date hereof and at the Effective Time and notwithstanding the Closing or deliveries of covenants, representations and warranties in any other agreements at Closing or prior or subsequent thereto or investigations by the parties hereto or their counsel, the covenants, representations and warranties set forth in Articles 7 and 8 shall survive Closing for the benefit of the parties hereto for a period of two years from the Effective Time.

10.3

No claim for breach of covenants, representations and warranties set forth in Articles 7 and 8 or for misrepresentation herein or for indemnification pursuant hereto shall be made or be enforceable by legal proceedings or otherwise unless written notice of the claim setting out reasonable details of the claim is given by the claimant to the other party within a period of two years from the Effective Time.

ARTICLE 11
FURTHER ASSURANCES

11.1

At Closing and thereafter as may be necessary or desirable, and without further consideration, the parties hereto shall execute, acknowledge and deliver such other instruments and shall take such other action as may be necessary to carry out their respective obligations under this Agreement.

ARTICLE 12
MISCELLANEOUS

12.1

The Agreement herein shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each party hereto irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

12.2	Any arbitration conducted hereunder shall be conducted in accordance with the Alberta Arbitration Act.

12.3	Time shall be of the essence of this Agreement.

12.4

Except with respect to those matters where it may be specifically otherwise provided hereunder, the two-year period for seeking a remedial order under section 3(1)(a) of the Limitations Act, R.S.A. 2000 c. L-12, as amended, for any claim (as defined in that Act) arising in connection with this Agreement is extended to four years.

12.5	The address for notices of each of the parties hereto shall be as follows:

Purchaser:	EnCana Oil & Gas Partnership		Vendor:	Nation Energy Inc.
	150 - 9th Avenue S.W.			1100 – 609 West Hastings Street
	Calgary, Alberta T2P 2S5			Vancouver, BC V6B 4W4
	Attention:	Land Department		Attention:	Land Manager
	Fax:	(403) 645-3033		Fax:	(604) 688-4712

			Vendor:	Netco Energy Inc.
1100 – 609 West Hastings Street
Vancouver, BC V6B 4W4
				Attention:	Land Manager
				Fax:	(604) 688-4712

Any of the parties hereto may from time to time change its address for service herein by giving written notice to the other party hereto. Any notice may be served by personal service upon a party hereto or by fax. Any notice given by service upon a party hereto shall be deemed to be given on the date of such service.

12.6

This Agreement shall supersede and replace any and all prior agreements between the parties hereto relating to the sale and purchase of the Assets and may be amended only by written instrument signed by all parties hereto.

12.7	This instrument states the entire agreement between the parties hereto.

12.8	This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors, receivers, receiver-managers, trustees and permitted assigns.

12.9

The assignment and conveyance effected by this Agreement is made with full right of substitution and subrogation of Purchaser in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof.

12.10	This Agreement may be executed in as many counterparts as are necessary and when a counterpart has been executed by each party, all counterparts together shall constitute one agreement.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

EnCana Oil & Gas Partnership	Nation Energy Inc.

Per:	Per:

Netco Energy Inc.

Per:

Name	Responsibility	Initials	Date
James Hall	Contracts Landman
Jeff Collins	Area Landman (PRA)
Doug Guild	Joint Interest (Med Hat)
Heather Telasky	Area Landman )Mikwan)
Danielle Parrotta	Legal
Accounting
Harold D’Adamo	Tax
Steve Roberts	Joint Interest
Eileen Picco	Marketing
Stephen Skarstol	Environmental
Kevin George	Primary Responsibility (BU Group Lead, Land)

SCHEDULE "A"
attached to and forming part of a Petroleum, Natural Gas and Related Rights Conveyance dated the 22nd day of August, 2008 between EnCana Oil & Gas Partnership, Netco Energy Inc. and Nation Energy Inc.

Description of Lands, Leases, Vendor's Interests, Encumbrances and Wells

Leases	Lands	Vendor’s Working Interest	Encumbrances
CR Licence 5403040483 Expiry: April 3, 2012 (M087718A)	T59 R2 W6M: Sec 4, 5, 8, 9 P&NG To Base CARDIUM	Nation 15%	LOR CR SS Well: 100/08-09
CR Licence 5403040483 Expiry: April 3, 2012 (M087718A)	T59 R2 W6M: Sec 16 P&NG To Base CARDIUM	Nation 0% BPPO, 15% APPO	LOR CR SS Well: 102/01-16
CR Licence 5498010029 Cont: Section 15 (M043725D)	T59 R2 W6M: Sec 9 P&NG Below Base CARDIUM To Base BLUESKY- BULLHEAD	Nation 25% BPO, 15% APO	LOR CR SS Well: 100/09-09
CR Licence 5498010029 Cont: Section 15 (M043725A)	T59 R2 W6M: Sec 16 P&NG Below Base CARDIUM To Base BLUESKY- BULLHEAD	Nation 0% BPO, 6% APO Netco 15% BPO, 9% APO	LOR CR SS Well: 100/01-16
CR Licence 5497110012 Cont: Section 15 (M043378B)	T59 R2 W6M: Sec 11 P&NG Below Base CARDIUM To Base BLUESKY- BULLHEAD	15%	LOR CR SS Well: 100/07-11
CR Licence 5497110012 Cont: Section 15 (M043378C,K)	T59 R2 W6M: Sec 10, 15 P&NG Below Base CARDIUM To Base SPIRIT RIVER	Nation 0% BPO, 6% APO Netco 15% BPO, 9% APO,	LOR CR SS Well: 100/13-10
CR Licence 5497110012 Expiry: November 13, 2008 (M043378D,L)	T59 R2 W6M: Sec 10, 15 P&NG Below Base SPIRIT RIVER To Base BLUESKY- BULLHEAD	Nation 6%, Netco 9%	LOR CR SS

Wells:	100/08-09-059-02W6/02	Aband Cardium Gas
	100/08-09-059-02W6/03	Capable Cardium Gas
	102/08-09-059-02W6/00	Cardium Gas
	100/09-09-059-02W6/03	Cadomin Gas
	100/09-09-059-02W6/04	Dunvegan Gas
	100/01-16-059-02W6/00	Nikanassin Gas
	100/01-16-059-02W6/02	Cadomin Gas
	100/01-16-059-02W6/03	Gething Gas
	100/01-16-059-02W6/04	Bluesky Gas
	100/01-16-059-02W6/05	Dunvegan Gas
	100/01-16-059-02W6/06	Cardium Gas
	102/01-16-059-02W6/00	Potential Cardium Gas
	100/13-10-059-02W6/00	Falher Gas
	100/13-10-059-02W6/02	Dunvegan Gas
	100/13-10-059-02W6/03	Gething Gas

SCHEDULE "B"
attached to and forming part of a Petroleum, Natural Gas and Related Rights Conveyance dated the 22nd day of August, 2008 between EnCana Oil & Gas Partnership, Netco Energy Inc. and Nation Energy Inc.

Facilities

7-36 Compressor Station (Nation 0%, BPO, 7.6% APO, Netco 19% BPO, 11.4% APO)
1.	1500 BHP Compressor Package
2.	400 barrel condensate tank
3.	400 barrel water tank
4.	10mmcfd inset separator/dehydrator
5.	Flare stack
6.	Cathodic protection on all pipelines
7.	Pig launchers/receivers on pipelines
8.	MCC building

Wellsites
1.	10mmcfd inlet separator at 9-9-59-2W6M
2.	10mmcfd inlet separator at 13-10-59-2W6M
3.	2mmcfd inlet separator at 13-10-59-2W6M
4.	10mmcfd inlet separator at 1-16-59-2W6M

SCHEDULE "C"
attached to and forming part of a Petroleum, Natural Gas and Related Rights Conveyance dated the 22nd day of August, 2008 between EnCana Oil & Gas Partnership, Netco Energy Inc. and Nation Energy Inc.

LAND DEDICATION AGREEMENTS, TRANSPORTATION AGREEMENTS AND PRODUCTION SALES CONTRACTS

None

SCHEDULE "D"
attached to and forming part of a Petroleum, Natural Gas and Related Rights Conveyance dated the 22nd day of August, 2008 between EnCana Oil & Gas Partnership, Netco Energy Inc. and Nation Energy Inc.

AUTHORIZATION FOR EXPENDITURES

None

SCHEDULE "E"
attached to and forming part of a Petroleum, Natural Gas and Related Rights Conveyance dated the 22nd day of August, 2008 between EnCana Oil & Gas Partnership, Netco Energy Inc. and Nation Energy Inc.

NATION PAYABLE ASSIGNMENT

NATION PAYABLE ASSIGNMENT
Party:	EnCana Oil & Gas Partnership ("EnCana")
Party:	Churchill Energy Inc. ("Churchill")
Re:	Purchase and Sale Agreement Bolton (Smoky) Area, Alberta between Churchill, as vendor, and EnCana, as purchaser (the "Sale Agreement")
And Re:

Participation Agreement dated November 21, 2001 between Nation Energy, Inc. ("Nation") and Olympia Energy Inc. (predecessor in interest to Churchill) (the "Participation Agreement"), together with the 1990 CAPL Operating Procedure attached as a schedule thereto (the "Applicable Operating Procedure")

And Re:

Amounts owing by Nation to Churchill as of May 30, 2008 on account of operations conducted prior to the date hereof under the Participation Agreement in relation to the wells located at 1-16-59-2 W6M well, 13-10-59-2 W6M and 9-9-59-2 W6M (the "Nation Payable")

Date:	May 30, 2008

     WHEREAS the Nation Payable is due and owing by Nation to Churchill as a result of operations conducted by Churchill, as operator, and Nation, as joint-operator, under the Participation Agreement in relation to the wells located at 1-16-59-2 W6M, 13-10-59-2 W6M and 9-9-59-2 W6M.

     AND WHEREAS, prior to entering into the Sale Agreement, Churchill, in its capacity as operator and as a joint-operator subrogated to the operator's rights, as contemplated in Article 506 of the Applicable Operating Procedure, has treated Nation's failure to pay the Nation Payable as an immediate and automatic assignment to Churchill of the proceeds of the sale of Nation's share of petroleum substances produced from the lands governed by the Participation Agreement, as contemplated in Article 505(b)(v) of the Applicable Operating Procedure.

     AND WHEREAS pursuant to the Sale Agreement, EnCana has acquired the interest of Churchill in and to the Participation Agreement and the interest of Churchill in the lands governed thereby.

     AND WHEREAS Churchill wishes to assign the Nation Payable to EnCana, and EnCana has agreed to accept the Nation Payable in order to recover all amounts owing thereunder, as a subrogated claimant of such amount for the purposes of Article 506 of the Applicable Operating Procedure.

     NOW THEREFORE THIS AGREEMENT WITNESSES and the Parties hereto agree as follows:

1.

Churchill hereby acknowledges it has, prior to the execution of the Sale Agreement, provided notice to Nation of Churchill's election, as operator, to treat Nation's failure to pay the Nation Payable as an immediate and automatic assignment to Churchill of the proceeds of the sale of Nation's share of petroleum substances produced from the lands governed by the Participation Agreement that it is exercising the right granted in Article 505(b)(v) of the Applicable Operating Procedure.

2.	Churchill hereby assigns and conveys the Nation Payable to EnCana and EnCana hereby takes and accepts the Nation Payable from Churchill, upon and subject to the terms of this assignment.

3.

As consideration for the Nation Payable, EnCana hereby agrees to pay to Churchill, all proceeds of the sale of Nation's petroleum substances from the lands governed by the Participation Agreement recovered by EnCana from Nation from time to time, not to exceed the amount of the Nation Payable as of the date hereof (the "Nation Payable Recovery Amounts").

4.

EnCana agrees that as long as one or more of the wells located on the lands (or lands pooled or unitized therewith) governed by the Participation Agreement are producing in paying quantifies, EnCana will use all reasonable commercial efforts to recover the Nation Payable pursuant to the provisions of Article 505(b)(v).

5.	EnCana shall pay any Nation Payable Recovery Amounts received by it from time to time to Churchill within fifteen (15) days of receipt thereof by EnCana.

6.

For the accounting period ending March 31, 2008, the amount of the Nation Payable was $396,545.32. Churchill will work with EnCana to determine the amount of the Nation Payable as at May 30, 2008 to account for accrued interest and lease rentals for the April, 2008 and May, 2008 accounting months, as well amounts recovered by Churchill for the April, 2008 and May, 2008 accounting months.

7.

Churchill will have the right, until full payment of the Nation Payable by Nation to EnCana, at its sole cost and expense, on reasonable notice to EnCana and during normal business office hours, to audit the records of EnCana for the purpose of verifying any Nation Payable Recovery Amounts. Any claims of discrepancies disclosed by the audit that the parties are unable to resolve will be resolved pursuant to Article 9.00 of the Property Transfer Procedure incorporated by reference into the Sale Agreement, and such clause is incorporated by reference herein and modified, as necessary, for that purpose.

     IN WITNESS WHEREOF the Parties have executed this Agreement as of the date and time first set out above.

CHURCHILL ENERGY INC.	ENCANA OIL & GAS PARTNERSHIP

Per:	Per: